UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 25, 2024

ARAX HOLDINGS CORP.

(Exact name of Registrant as specified in its charter)

Nevada	333-185928	99-0376721
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

820 E Park Ave, Bld. F Ste. 100 Tallahassee, Florida	32301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 850 254 1161

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 8.01 Other Events.

Arax Holdings Corp. ("Arax" or "the Company") is pleased to announce that it has applied for uplisting to the OTC Markets OTCQB Venture Market. This strategic move is aimed at increasing our visibility, liquidity, and credibility within the investment community, particularly as Arax continues to expand its offerings and presence in the blockchain industry.

Benefits of OTCQB Uplisting:

●	Increased Exposure: The OTCQB platform provides a higher level of visibility for companies compared to the OTC Pink. This uplisting will enhance our profile among institutional investors, retail investors, and financial analysts who often view OTCQB listings as more promising investments due to the stricter standards.
●	Enhanced Trading Environment:
○ Liquidity: Trading on the OTCQB typically results in higher liquidity as it attracts more investors.
	○	Price Stability: With increased investor interest and trading volume, share price volatility can be reduced, providing a more stable trading environment for our shareholders.
●	Growth and Expansion:
○	New Use Cases and Products: Arax is actively exploring new applications of blockchain technology, which could lead to new product lines and services. Uplisting will provide the necessary capital market access to fund these initiatives.
	○	Strategic Partnerships: Being on OTCQB can facilitate more substantial partnerships, joint ventures, and potential acquisitions in the blockchain sector. This tier of the OTC market often serves as a stepping stone towards more prestigious listings, attracting partners who value regulatory compliance and market standards.
●	Future Outlook:
●	Blockchain Technology: Uplisting to OTCQB is a key part of Arax's long-term growth strategy. The goal is to harness blockchain technology for greater market penetration and innovation. This aligns with expected growth in Web3 activities in 2025, as a political shift in the US could lead to widespread adoption of digital assets, tokenization, and decentralized applications
●	Increased demand in Use Case onboarding: The Company anticipates that this uplisting will not only support and expand its current operations but also enhance its ability to attract talent, engage with industry leaders, and explore new market opportunities with specific reference to:
Tokenized DAO-based fund structures for DeFi and TradeFi projects
●	Lunaº Mesh and DePIN solutions are being integrated into logistics and supply chain platforms to monitor and gather data on Greenhouse Gas (GHG) emissions as well as utilized in emergency response projects and for creating hotspot networks in areas with limited connectivity.
●	ARAX enhances sustainability and compliance through the integration of Digital Asset Management with CorePass. By facilitating digital asset monetization and carbon credit exchanges, ARAX and CorePass promote efficient and transparent carbon offset mechanisms via their swapping platform.
●	ARAX BaaP transforms payment and real-world asset ecosystems, revolutionizing financial interactions. It enhances security and liquidity, facilitating seamless transactions across decentralized finance platforms.

Arax Holdings Corp. remains committed to transparency, operational excellence, and growth in the blockchain sector. Shareholders and potential investors are encouraged to follow our progress and are invited to send any inquiries to investors@arax.cc

Item 9.01 Financial Statements and Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Arax Holdings Corp.

Dated: November 25, 2024	By:	/s/ Christopher D. Strachan
Christopher D. Strachan
Chief Financial Officer